FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Vice President of Investor Relations
          (913) 967-4109

            Applebee's International Reports August Comparable Sales

OVERLAND PARK, KAN., September 4, 2007 -- Applebee's International, Inc. (Nasdaq:APPB) today reported comparable sales for the four-week period ended August 26, 2007.

System-wide domestic comparable sales decreased 0.9 percent for the August period, while comparable sales for domestic franchise restaurants decreased 0.7 percent. Comparable sales for company restaurants decreased 1.6 percent, reflecting a decrease in guest traffic of between 6.0 and 6.5 percent, combined with a higher average check. Sales and traffic for company restaurants for August 2006 were positively impacted by the drop of a free-standing insert (FSI) during the month.

System-wide domestic comparable sales for the quarter-to-date period through August (eight weeks) have decreased 0.9 percent, with domestic franchise restaurant comparable sales down 0.9 percent and company comparable restaurant sales down 0.8 percent.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of August 26, 2007, there were 1,950 Applebee's restaurants operating system-wide in 49 states, one U.S. territory, and 16 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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